                                                                    Exhibit 99.1


                              SETTLEMENT AGREEMENT


         This Settlement Agreement (together with its schedules and attachments, the "Agreement") is entered into as of June 6, 2001 by and between Lucent Technologies Inc., a Delaware corporation (together with its successors and assigns, the "Company"), and Richard A. McGinn (the "Executive").

         WHEREAS, the Executive had been employed by the Company as the Chairman of its Board of Directors and as its Chief Executive Officer ("CEO");

         WHEREAS, the Executive resigned as a director and as the CEO of the Company effective October 22, 2000, and the Executive and the Company terminated their employment relationship;

         WHEREAS, as a result of such termination the Executive is, based on the Executive's age and years of Company service, automatically eligible to retire from the Company and receive certain benefits under various Company plans;

         WHEREAS, the Company believes that it is in the best interest of its shareholders to obtain a comprehensive non-compete agreement and general release from the Executive;

         WHEREAS, the Executive and the Company (the "Parties") have negotiated and agreed to a final settlement of their respective rights, obligations and liabilities; and

         WHEREAS, the Parties have agreed that the effective date of this Agreement shall be February 8, 2001 (the "Effective Date"), which was the date of the earlier Settlement Agreement between the Parties, which was terminated by mutual consent when certain details relating to the Loan Collateral (defined below) were finalized.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

         1. Payment.

            (a) The Company shall pay the Executive a severance payment equal to the excess of $5.5 million over the gross amount of certain advances thereon, such excess to be paid within 7 days of the Expiration Date (as defined in Section 15). The Executive acknowledges that such $5.5 million represents a gross amount before all applicable federal, state and local withholding taxes that are required to be deducted by the Company.

            (b) The Company shall be entitled to an offset, against its supplemental pension obligations to the Executive, for certain payments made to or on behalf of the Executive on or after December 1, 2000.

            (c) The Company shall promptly reimburse the Executive for any reasonable business expenses properly incurred through the Executive's resignation date.

         2. Stock Options. Options granted to the Executive on October 5, 1998 and October 25, 1999 will vest on a pro-rata basis. The pro-rata number of shares vesting will be determined by calculating a fraction where the numerator is the period of time from the grant date through October 22, 2000 (inclusive), and the denominator is the period of time from the grant date through the date of full vesting, and applying that fraction to the number of option shares granted. The balance of the October 5, 1998 and October 25, 1999 option grants will be canceled as of October 22, 2000. All other outstanding stock options shall vest, and become non-forfeitable, as of the Effective Date, and all vested and outstanding options shall remain exercisable for the remainder of their maximum stated term.

         3. Restricted Stock Units. A prorated portion, using the same methodology as used for the stock options detailed in Section 2 through October 22, 2000, of the Restricted Stock Units awarded to the Executive on October 1, 1996 and October 6, 1997 were vested and paid in shares, net of shares for statutory withholding taxes, promptly after the Effective Date. Such shares shall be purchased by the Company from the Executive within 7 days of the Expiration Date by reducing the principal amount of the loans referred to in
Section 4. The purchase price for such shares shall be the average of the high and low trading prices of the Company's Common Stock on the Effective Date (the "Price"). The stock certificates for such shares, together with the shares referred to in Section 4, all accompanied by stock powers endorsed in blank by the Executive, shall be delivered to the Company prior to (i) such reduction of such loans and (ii) payment of the amount specified in Section 1(a).

         4. Loans. In view of the fact that the Executive had entered into commercial loan transactions with several banks (the "Banks") based on an assumption of continued active employment with the Company, the Company has agreed to assume direct liability on the loans extended to the Executive by the Banks, and the Executive shall be relieved of any and all liability to the Banks with respect to such loans, whose aggregate outstanding principal, plus accrued interest, as of the Effective Date was approximately $4.3 million, after giving effect to (i) the reduction set forth in Section 3 and (ii) the purchase at the Price by the Company from the Executive of all shares of Company Common Stock pledged to the Banks by the Executive as collateral for such loans and the application of such amount to a further reduction of such loans. In consideration for having all liability to the Banks with respect to such loans extinguished, and for having any and all collateral pledged to the Banks to secure such loans released, the Executive


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


shall, on the execution of this Agreement, deliver to the Company a full-recourse promissory note dated and effective as of the Effective Date (the "Note"), in the form agreed upon by the Parties and secured by the Mortgage and the Guarantee (such terms being defined in the Note) (the "Loan Collateral"). The Loan Collateral shall have a value as of the Effective Date of at least 100% of the principal amount of the Note. The principal amount of the Note shall equal the outstanding principal, plus then accrued interest, on the Bank loans as of the Effective Date; interest on the Note shall, except to the extent otherwise agreed upon by the Parties, accrue at the rates set forth in the Note and according to the arrangements that would have applied had the loans remained outstanding directly from the Banks; the principal amount of the Note shall be due on the third anniversary of the Effective Date; and all accrued but unpaid interest on the Note shall be paid by the Executive at the end of each six-month period after the Effective Date; and prepayment shall be permitted without penalty.

         5. Office Space / Secretarial Services. Until the earlier of (i) the date that the Executive commences new full-time employment (other than self-employment) and (ii) December 1, 2001, the Company shall reimburse the Executive, on a monthly basis, for all reasonable costs incurred by him in obtaining, furnishing and equipping an office at a non-Company location, and obtaining secretarial services, up to a maximum of $9,000 per month.

         6. Pension, Insurance, Health and Welfare Benefits. As of the Effective Date, the Executive shall be eligible, as a retired senior executive of the Company, to participate in (i) pension benefits, (ii) life insurance benefits for retired senior executives, and (iii) the Company's retiree plans which provide health care and dental coverage to retired employees, in each case on no less favorable a basis than that on which such benefits are from time to time provided to other retired senior executives of the Company.

         7. Legal and Other Costs. The Company agrees to reimburse the Executive for his out-of-pocket costs for, or to pay directly, the legal fees and other expenses of the Law Offices of Joseph E. Bachelder relating to his separation from the Company (including the negotiation and preparation of this Agreement).

         8. Consulting Agreement. As part of this Agreement, the Executive hereby agrees to provide consulting services for up to ten hours a month to the Company, from the Effective Date until the earlier of (i) the date on which he commences new employment not in violation of this Agreement and (ii) October 22, 2002, as may be reasonably requested by the Company and at no additional cost to the Company; provided, however, that any such request for consulting services shall take into account the Executive's other personal and business commitments; and provided, further that the Company shall promptly reimburse the Executive for, or promptly advance to the Executive, all costs and expenses reasonably incurred by the Executive in connection with providing such services.


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


         9. Non-Competition. For the remainder of the eighteen-month period that commenced on October 22, 2000, the Executive shall not manage, operate, control or materially participate in the management, or operation or control of, or be connected as an officer, employee, partner, director, consultant, member of a technical advisory board or similar body or otherwise become affiliated with, or have any material financial interest in (including, without limitation, indirectly through any interest, as a partner, employee, or otherwise, in a buyout firm) (collectively, a "Connection") any entity (including any public or private corporation) that sells, in direct competition with the Company, products or services similar to those that are, as of the Effective Date, sold or offered for sale or under active development by the Company (any such entity being a "Competitor"). Notwithstanding the foregoing, the Executive shall not be deemed to be in violation of this Section 9 (i) solely as a result of his passive ownership of not more than two percent (2%) of the voting stock or other equity securities of any entity, (ii) if an entity with which he has a Connection shall be acquired by or merged with, or shall have transferred all or substantially all of its business or assets to, a Competitor or any entity controlled by, controlling, or under common control with, such Competitor or any successor to any of the foregoing entities ("Competitor Affiliates") provided that following the consummation of any such transaction his duties and responsibilities with the entity with which he has become affiliated and that is so acquired do not involve, directly or indirectly, any duties or responsibilities with regard to any Competitor or Competitor Affiliate, (iii) as a result of any Connection with any entity which is, or is a general partner in, or manages or participates in managing, a private or public fund (including, without limitation, a hedge fund), or other investment vehicle, that is engaged in venture capital investments, leveraged buy-outs, or investments in public or private companies at the mezzanine equity or debt level, or in other forms of private or alternative equity transactions, or in public equity transactions, which might make investments which the Executive could not make directly; provided that, in each case, such entity does not engage in, participate in or otherwise support a buyout of the Company or (iv) as a result of continuing to serve on the boards of directors of Oracle Corporation and American Express Company. At any time after the Effective Date, the Executive may make a written request to the Board of Directors of the Company (the "Board") to consent to a Connection with an entity describing such entity and Connection in detail and also describing the basis for the Executive's reasonable belief that such Connection would not violate the spirit of the non-competition provisions of this Section 9. The Board will promptly review, and will not unreasonably delay or withhold its consent to, such Connection. The Executive represents that, as of the Effective Date, he is in compliance with this Section 9.

         10. Non-Solicitation. For the period that commences on the Effective Date and expires on October 22, 2002, the Executive shall not, directly or indirectly, without the prior written consent of the Company's CEO, knowingly solicit for employment, either for himself or on behalf of any company or business organization in which he is an officer, employee, partner or director, any individual who was employed by the Company on the Effective Date and who continued to be employed by the Company to a date that is within the three months preceding any such solicitation. Anything to the contrary notwithstanding, the Company agrees that (i) the Executive's responding to an


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

unsolicited request from any former employee of the Company for advice on employment matters, and (ii) the Executive's responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, shall not be deemed a violation of this Section 10.

         11. Cooperation. For the period that commences on the Effective Date and expires on October 22, 2002, the Executive hereby agrees to assist the Company, upon reasonable request by the Company and subject to the Executive's personal and business schedule, in connection with any pending or future dispute, litigation, arbitration or similar proceeding or investigation ("Dispute") or any regulatory request or filing involving the Company, any of its directors, or any of the directors of any of its subsidiaries, provided such Dispute or regulatory request or filing related to a matter of which he had knowledge or for which he was responsible prior to October 22, 2000, and that such request for assistance is neither unduly burdensome nor unreasonable. The Company shall promptly reimburse the Executive for, or promptly advance to the Executive, all costs and expenses reasonably incurred by the Executive in connection with rendering assistance to the Company in connection with any such Dispute or regulatory request or filing, including without limitation reasonable fees and disbursements of separate counsel for the Executive if the Executive reasonably determines that the matter is of a nature which indicates that he should have separate representation. Such expenses shall be reimbursed or advanced promptly after the Executive's submission to the Company of statements in such reasonable detail as the Company may require. Time devoted by the Executive to assisting the Company pursuant to this Section 11, when added to time devoted by the Executive to providing consulting services pursuant to
Section 8, shall not be required to exceed 20 hours in any month.

         12. Publicity and Non-Disparagement.

            (a) Until the Company publicly discloses this Agreement, the Executive shall neither discuss any aspect of the terms of this Agreement with, nor disclose all or any portion of this Agreement to, any person or organization. Notwithstanding anything elsewhere to the contrary, the Executive may in any event discuss this Agreement with, and disclose all or any portion of this Agreement to, his spouse, his legal and financial advisors, and any prospective employer.

            (b) The Executive agrees that he shall not intentionally make any public statement to third parties, the public, the press or the media, or any administrative agency that is intended to disparage the Company or to cause injury to the Company with respect to events occurring prior to the Effective Date. The Company agrees that it shall use its reasonable best efforts to cause its officers and directors not knowingly to make any public statement to third parties, the public, the press or the media, or any administrative agency intending to disparage the Executive with respect to events occurring prior to the Effective Date.

            (c) Notwithstanding the foregoing, nothing in this Section 12 shall prevent any person from:

         (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements, provided, in the case of the Executive, that, prior to making any such responses or statements he has informed the Company of their substance and tenor reasonably in advance and discussed his intended course of action with it; or,

         (ii) disclosing this Agreement, or making any truthful statement, to the extent (x) necessary to enforce this Agreement or (y) required by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information.

         13. Confidentiality.

            (a) The Executive hereby agrees and covenants that:

               (i) he shall not (subject to the provisions of Section 13(b) below) intentionally divulge to any person or entity other than the Company, without express written authorization, any information known to him to constitute trade secrets or proprietary information belonging to the Company, or other confidential financial information, operating budgets, strategic plans, or research methods, projects or plans, received or gained by him in the course of his employment by the Company or of his duties with the Company ("Confidential Information"), nor shall he (subject to the provisions of Section 13(b) below) make use of any such Confidential Information on his own behalf or on behalf of any other person or entity; and

               (ii) he shall return or cause to be returned to the General Counsel of the Company any and all property of the Company of any kind or description whatsoever which on the Effective Date is in his possession or under his control (including, but not limited to, any Confidential Information in written or other tangible form) and shall not retain any copies, duplicates, reproductions or excerpts thereof, except as otherwise provided hereunder. Anything to the contrary notwithstanding, nothing in this Section 13(a) shall prevent the Executive from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information showing his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

            (b) Notwithstanding the foregoing, the provisions of Section 13(a)(i) shall not apply (i) to any disclosure or use of Confidential Information in connection with providing services or assistance under Section 8 or Section 11, (ii) when disclosure is required by law or by any court, arbitrator, or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, (iii) in connection with enforcing this


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


Agreement, or (iv) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive's violation of Section 13(a)(i).

         14. Preemption. Sections 9, 10, 12 and 13 of this Agreement shall supersede, to the extent less favorable to the Executive than the provisions in such Sections, any provision in any plan, policy, agreement, award or other arrangement of the Company or any of its predecessors or affiliates (each a "Company Arrangement") relating to non-competition, non-solicitation, non-hire, confidentiality, disparagement or other analogous restrictions on conduct following termination of employment. Such Sections, and other surviving restrictions, may be enforced through injunction and claims for damages, but violations thereof shall not result in forfeiture, or reduction, of any benefit granted under, or preserved by, this Agreement unless such violation is willful and material, and the Executive persists in the conduct that constitutes such violation for more than seven days following his receipt of notice from the Company requesting that he cease such conduct.

         15. Releases.

            (a) Executive Release. In consideration of the Company's entering into this Agreement, the Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, knowingly and voluntarily releases and discharges the Company, each of its subsidiaries and affiliates, their respective current and former officers, employees, agents and directors, and any successor or assign of any of the foregoing, from any claim, charge, action or cause of action any of them may have against any such released person, whether known or unknown (except to the extent that the Executive lacks knowledge of such claim as of the Effective Date and such lack of knowledge is owing to fraud or improper withholding of information by the Company, any of its affiliates, or any other released person), from the beginning of time through the Effective Date based upon any matter, cause or thing whatsoever related to or arising out of the Executive's employment with the Company or the termination thereof, other than claims for indemnification under this Agreement, the Articles of Incorporation or By-Laws of the Company, or under any applicable insurance policy, or any right to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and any released person are jointly liable; in addition, this release shall not extend to (i) the Executive's right, as debtor on the loans, or otherwise, to enforce the terms and conditions of this Agreement, (ii) any rights or claims that arise after the Effective Date,
(iii) the Executive's rights under any stock option, restricted stock, stock purchase, deferred compensation or other similar compensation plan, program, agreement or arrangement, (iv) the Executive's rights under any pension, retirement or welfare benefit plan, program, agreement or arrangement, or (v) any rights arising out of any investor relationship the Executive may have, all of which rights shall be preserved. The Executive represents and warrants that he currently knows of no basis for any claims against the Company.

         The release and waiver includes, but is not limited to, any rights or claims under United States federal, state or local law for wrongful or abusive discharge, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, including rights or claims under the Age Discrimination in Employment Act of 1967 ("ADEA").

         The Executive affirms that he has been given at least twenty-one (21) days within which to consider this release and its consequences, that he has seven (7) days following the date of this Agreement (the seventh day being the ("Expiration Date")) to revoke and cancel the terms and conditions contained herein and the terms and conditions of this Agreement shall not become effective or enforceable until the seven-day revocation period has expired, and that, prior to the execution of this Agreement, he has been advised by the Company to consult with an attorney of his choice concerning the terms and conditions set forth herein.

            (b) Company Release. In consideration of the Executive's entering into this Agreement, the Company, on behalf of itself, each of its subsidiaries and affiliates, their respective current and former officers, directors, agents and employees, and any successor or assign of any of the foregoing, knowingly and voluntarily releases and discharges the Executive, his family, estate, legal representatives, agents, attorneys, heirs, executors, successors and assigns from any claim, charge, action or cause of action any of them may have against any such released person, whether known or unknown, (except to the extent that the Company lacks knowledge of such claim as of the Effective Date and such lack of knowledge is owing to fraud or improper withholding of information by the Executive or any other released person), from the beginning of time through the Effective Date based upon any matter, cause or thing whatsoever related to or arising out of the Executive's employment with the Company or the termination thereof, other than any right to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which the Company and any released person are jointly liable; in addition, this release shall not extend to (i) the Company's right, whether as subrogee or otherwise, to enforce the terms and conditions of this Agreement (including, without limitation, the Note and Loan Collateral arrangements referred to in Section 4) or (ii) any rights or claims that arise after the Effective Date, all of which rights shall be preserved. The Company represents and warrants that it currently knows of no basis for any claim against the Executive.

         16. Indemnification.

            (a) The Company agrees that, if the Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he was a director, officer, employee, consultant or agent of the Company, or was serving at the request of, or on behalf of, the Company as a director, officer, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee, consultant or


                                       8




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agent of the Company or other entity, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's Articles of Incorporation and By-Laws or, if greater, by the laws of the State of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall reimburse the Executive for all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by him in connection with any Proceeding within 20 business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by the Executive to repay on an after-tax basis the amount of such reimbursements if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

            (b) The failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination that indemnification of the Executive is proper because he has met the applicable standard of conduct shall not create a presumption or inference that the Executive has not met the applicable standard of conduct.

            (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides as of the Effective Date for its directors and senior-level officers, until such time as suits against the Executive are no longer permitted by law.

            (d) Nothing in this Section 16 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, the Executive would otherwise have under the Company's Articles of Incorporation or under the laws of the State of Delaware.

         17. Representations of the Company. The Company represents and warrants to the Executive that (i) all corporate action required to be taken by the Company to fully authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, any action required to be taken by the Board, any Committee of the Board, or any other person or body to interpret or otherwise act with respect to any Company Arrangement) has been duly and effectively taken, (ii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which the Company is a party or by which it is bound, and (iii) upon the


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execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. The Company acknowledges that the Executive has relied upon such representations and warranties in entering into this Agreement.

         18. No Mitigation; No Offset. The Executive shall be under no obligation to seek other employment or to become self-employed, and there shall be no offset against amounts due the Executive, under this Agreement or otherwise, on account of any remuneration attributable to any subsequent employment that he may obtain, or on account of any claim the Company may have against him (other than for offset: (i) under Section 1(b); (ii) with respect to any claim under the Note and Loan Collateral arrangements referred to in Section 4; or (iii) for forfeitures (after giving full effect to Sections 14 and 15(b) of this Agreement) under Section 5.5 of the Company's Supplemental Pension Plan applicable to Executive).

         19. Resolution of Disputes. Any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Company, the Executive's employment with the Company, or the termination thereof (collectively, "Covered Claims") shall be resolved by binding arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association and this Section 19. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall promptly advance to the Executive (and his beneficiaries) any and all costs and expenses (including without limitation attorneys' fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any such Covered Claim; provided, however, that the recipient agrees to repay any amounts advanced to the extent that the recipient's claims/defenses are found by the arbitrator(s) to have lacked a reasonable basis. Pending the resolution of any Covered Claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise.

         20. Notice. Any notice, request, or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient or (ii) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified below for the recipient (or to such other address as the recipient shall have specified by ten days' advance written notice given in accordance with this Section 20). Such communication should be addressed to the Executive at his principal residence and to the Company at its corporate headquarters to the attention of the General Counsel.


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



         21. Successors and Assigns.

            (a) No rights or obligation of the Company under this Agreement may be assigned or transferred by the Company without the Executive's prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall take whatever action it can in order to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, without the Company's prior written consent, other than his rights to compensation and benefits, which may be transferred only by will or operation of law; provided, however that the Executive shall be entitled, to the extent permitted under applicable law or relevant plans, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following his death by giving the Company written notice thereof.

            (b) To the extent applicable, this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns, beneficiaries, devisees, heirs, next of kin , executors and administrators of the Executive. In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed to refer, where appropriate, to his legal representative, or, where appropriate, to his beneficiary or beneficiaries.

         22. Headings. The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         23. Entire Agreement. Except as expressly set forth herein, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the parties with respect thereto. This Agreement may be modified only by a written document signed by the Executive and a duly authorized officer of the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by the person against whom enforcement of the waiver is sought. For any waiver or modification to be effective, it must specifically refer to this Agreement and to the terms or provisions being modified or waived. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. In the event of any inconsistency between the terms of this Agreement and the terms of any other Company Arrangement, the terms of this Agreement shall control.


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



         24. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         25. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey without reference to the principles of conflicts of law.

         26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                         Lucent Technologies Inc.

                                         By:
                                             -----------------------------------
                                         Name:  Pamela O. Kimmet

                                         Title: Vice President, Compensation,
                                                Benefits and Health Services



                                         The Executive

                                         ---------------------------------------
                                         Richard A. McGinn



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